EXHIBIT 21.1—LIST OF SUBSIDIARIES
Michigan Commerce Bancorp Limited
June 30, 2009

Name of Subsidiary	State or Other Jurisdiction of Incorporation
Consolidated Subsidiaries:
Bank of Auburn Hills	Michigan

Michigan Commerce Bank	Michigan